Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AMMO, INC.", CHANGING ITS NAME FROM "AMMO, INC." TO "OUTDOOR HOLDING COMPANY", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF APRIL, A.D. 2025, AT 8:17 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

6137468 8100
SR# 20251655451

Authentication: 203485189
Date: 04-21-25

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:17 AM 04/21/2025
FILED 08:17 AM 04/21/2025
SR 20251655451 - File Number 6137468

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMMO, INC.

This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AMMO, Inc. (the "Corporation") is executed and filed pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"). The undersigned DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is AMMO, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Amended and Restated Certificate of Incorporation of AMMO, Inc. in its entirety and replacing it with the following:

"The name of the corporation is Outdoor Holding Company (the "Corporation")."

THIRD: This Certificate of Amendment shall become effective upon filing.

FOURTH: This Certificate of Amendment has been duly adopted by the board of directors of the Corporation in accordance with Section 242 of the DGCL and shall be executed, acknowledged and filed and shall become effective in accordance with Section 103 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of the 21st day of April, 2025.

/s/Jared R. Smith
Jared R. Smith, Chief Executive Officer